As filed with the Securities and Exchange Commission on November 21, 2012
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	20-5886006
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

Freonstraat 29
Parimaribo
Republic of Suriname
Tel:  +597  883-6954
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc.
112 North Curry Street
Carson City, Nevada 89703
(800) 253-1013
 (Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

 CALCULATION OF REGISTRATION FEE

Title of Each Class			Proposed Maximum		Proposed Maximum
of Securities	Amount to Be		Offering Price		Aggregate	Amount of
to be Registered	Registered (1)		per Share		Offering Price	Registration Fee

Common Stock, $0.001 per share	40,000,000	(2)	$0.05	(3)	$2,000,000	$272.80

TOTAL	40,000,000		$-		$2,000,000	$272.80

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(3) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices reported on the OTC Bulletin Board on October 25, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

ii

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED NOVEMBER 21, 2012

TAP RESOURCES, INC.

40,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain selling stockholders of Tap Resources, Inc. of up to 40,000,000 shares of common stock held by selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. under the symbol “TAPP.”  The closing bid price for our common stock on October 23, 2012 was $0.51 per share, as reported on the OTC Bulletin Board.  We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Our business is subject to many risks and an investment in our shares of common stock will also involve a high degree of risk. You should carefully consider the factors described under the heading “risk factors” beginning on page 6 before investing in our shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _______________, 2012.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Until _____, 2012 (90 business days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Actual results may differ materially from the predictions discussed in these forward-looking statements.  The economic environment within which we operate could materially affect our actual results.  Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: the volatility of minerals prices, the possibility that exploration efforts will not yield economically recoverable quantities of minerals, accidents and other risks associated with mineral exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, other factors over which we have little or no control.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our”, “us” or “Tap Resources” refer to Tap Resources, Inc. unless the context otherwise indicated.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

OUR COMPANY

Tap Resources, Inc. was incorporated on November 1, 2006, under the laws of the State of Nevada, for the purpose of conducting mineral exploration activities.  We are an exploration stage company, with a mining exploration project (the “Marowijne Project”) in the Republic of Suriname that has not realized any revenues to date, and our accumulated net loss as of August 31, 2012 is $178,805.

On September 12, 2012, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with selling stockholders named in this prospectus, pursuant to which the Company offered and sold an aggregate of 90,000,000 shares of common stock to all the stockholders of Infinity Resources, Inc., a Nevada corporation (“Infinity”), on a pro rata basis based upon their respective beneficial ownership interest in Infinity Resources, as consideration for all of the issued and outstanding shares of common stock of Infinity held by all the stockholders of Infinity.

As a result of the consummtion of the Share Exchange Agreement (i) Infinity became a wholly-owned subsidiary of the Company, and the mineral exploration business of Infinity is now the primary business of the Company, and (ii) the stockholders of Infinity immediately prior to the consummation of the Share Exchange Agreement now hold approximately 99.6% of the shares of common stock of the Company.

Our current cash of $511 will not be sufficient to operate our company for any period of time from the date of this prospectus or complete the first and second phases of our planned exploration program on the Marowijne Project.  None of our officers or our director have ever visited the Marowijne Property.  In Phase 1 of our plan of operation, we hired a registered geologist and began preliminary N.I. 43-101 exploration.  This work was performed primarily between January 2012 and August 2012, at a cost of approximately $104,128.  Phase 2 of our plan of operation was to retain Contract Terraquest Ltd, and hire local contractors for ground work.  This work was completed preformed between August 2012 and October 2012, at a cost of approximately $65,871.  Phase 3 of our plan of operation will be to diamond drill test on the Marowijne Property.  We expect this phase to cost approximately $500,000.  We will require additional funding to proceed with phase 3 work on the claim; we have no current plans on how to raise the additional funding.

We are an exploration stage company formed for the purposes of acquiring, exploring, and if warranted and feasible, developing natural resource property.  We have raised an aggregate of $31,200 through private placements of our securities. Proceeds from these placements were used to acquire a mineral property and for working capital.

The concession of the Marowijne Property, located in Suriname, consists of approximately 7,008 hectares located west and adjacent to the Marowijne River, and north to the concession of Surgold-Newmont. From Paramaribo, access to the concessions is by truck or bus using the asphalt road all the way towards Moengo City. At this point, an all weathered laterite dirt road better known as the Patamacca road leads south wards all the way to Snesie Kondre. The entrance point however is located at one and a half hour from Moengoe at the Patamacca main road at around 47 kilometers distance. We have had a qualified consulting geologist prepare a geological evaluation report on the claim.  We intend to conduct exploratory activities on the claim and if feasible, develop the claim.

Neither Andrew Aird, our President and Chief Executive officer and a director, nor Ron McIntyre our Secretary, agreed to serve as an officer or director of the Company at least in part due to a plan, agreement or understanding that he and she, respectively, would solicit, participate in, or facilitate the sale of the enterprise to (or a business combination with) a third party looking to obtain or become a public reporting entity, and each of Mr. Aird and Mr. McIntyre also confirms that he and she, respectively, has no such present intention.

We are an ‘‘emerging growth company’’ within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.  For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “Risk Factors—Risks Related to this Offering and our Common Stock – We are an ‘emerging growth company’ and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors” on page 14 of this prospectus.

The Company’s principal offices are located at Freonstraat 29, Parimaribo, Republic of Suriname.

THE OFFERING

Securities offered:	The selling stockholders are offering hereby up to 40,000,000 shares of common stock.

Offering price:	The selling stockholders will offer and sell their shares of common stock at a price of $0.05 per share on the OTC Bulletin Board, or at prevailing market prices or privately negotiated prices.

Shares outstanding prior to offering:	90,280,920

Shares outstanding after offering:	90,280,920

Market for the shares of common stock:
Our common stock is quoted on the OTC Bulletin Board under the symbol “TAPP.”.  There is no active trading market for our common stock, and there is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling stockholders

SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements for the period from November 1, 2006 (Inception) to November 30, 2011, and our unaudited financial statements for the nine months ended August 31, 2012. Our working capital as at August 31, 2012 was ($127,740).

November 30, 2011 ($)
Financial Summary (Audited)
Cash and Deposits	511
Total Assets	511
Total Liabilities	128,251
Total Stockholder’s Deficit	(127,740)

Accumulated From November 1, 2006 (Inception) to November 30, 2011 ($)

Statement of Operations
Total Expenses	149,587
Net Loss for the Period	(150,440)
Net Loss per Share	-

August 31, 2012 ($)

Financial Summary (Unaudited)
Cash and Deposits	511
Total Assets	511
Total Liabilities	156,105
Total Stockholder’s Deficit	(156,105)

Accumulated From November 1, 2006 (Inception) to August 31, 2012 ($)

Statement of Operations
Total Expenses	178,805
Net Loss for the Period	(178,805)
Net Loss per Share	-

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

RISKS RELATING TO OUR COMPANY

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements for the year ended November 30, 2011 were prepared assuming that we will continue our operations as a going concern. We were incorporated on November 1, 2006 and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We will require additional funds which we plan to raise through the private sale of our common stock, which requires favorable market conditions and interest in our activities by investors. If we are not be able to sell our common stock, funding will not be available for continued operations, and our business will fail.

We anticipate that our current cash of $511 will not be sufficient to complete the first phase of our planned exploration program on the Marowijne mining claim. Subsequent exploration activities will require additional funding. Our only present means of funding is through the sale of our common stock. The sale of common stock requires favorable market conditions for exploration companies like ours, as well as specific interest in our stock, neither of which may exist if and when additional funding is required by us. If we are unable to raise additional funds in the future, our business will fail.

We have a very limited history of operations and accordingly there is no track record that would provide a basis for assessing our ability to conduct successful mineral exploration activities. We may not be successful in carrying out our business objectives.

We were incorporated on November 1, 2006 and to date, have been involved primarily in organizational activities, obtaining financing and acquiring an interest in the claims. Accordingly we have no track record of successful exploration activities, strategic decision making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful as a junior resource exploration company. Junior exploration companies often fail to achieve or maintain successful operations, even in favorable market conditions. There is a substantial risk that we will not be successful in our exploration activities, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

Due to the speculative nature of mineral property exploration, there is substantial risk that no commercially viable mineral deposits will be found on our Marowijne Property or other mineral properties that we acquire.

In order for us to even commence mining operations we face a number of challenges which include finding qualified professionals to conduct our exploration program, obtaining adequate financing to continue our exploration program, locating a viable mineral body, partnering with a senior mining company, obtaining mining permits, and ultimately selling minerals in order to generate revenue. Moreover, exploration for commercially viable mineral deposits is highly speculative in nature and involves substantial risk that no viable mineral deposits will be located on any of our present or future mineral properties. There is a substantial risk that the exploration program that we will conduct on the Claim may not result in the discovery of any significant mineralization, and therefore no commercial viable mineral deposit. There are numerous geological features that we may encounter that would limit our ability to locate mineralization or that could interfere with our exploration programs as planned, resulting in unsuccessful exploration efforts. In such a case, we may incur significant costs associated with an exploration program, without any benefit. This would likely result in a decrease in the value of our common stock.

We have not independently verified the mineral reserves on the Marowijne Property, nor have we personally visited the Marowijne Property, and we have relied solely on the representations and advice of our expert advisors.

No members of management of the Company have personally visited the Marowijne Property.  We have relied on the expert advice of Dr. Dennis LaPoint, a professional geologist and one of his colleagues, Eriaan Wirosono, who is not a professional geologist but has conducted a site visit to the Marowijne Property.  Because we have not independently verified that there are mineral reserves, there may be no commercially viable mineral reserves located on the Marowijne Property.  Assuming there are mineralized materials or mineral reserves that can be proved or proven at some time in the future, there can be no assurance that the Marowijne Property does not contain physical or geological defects that could pose obstacles to our exploration plans that a site visit would have revealed.

Due to the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or may elect not to insure. We currently have no such insurance nor do we expect to obtain such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets and cease operations, resulting in the loss of your entire investment.

Our activities are subject to governmental regulations which may subject us to penalties for failure to comply, may limit our ability to conduct exploration activities and could cause us to delay or abandon our project.

Various regulatory requirements affect the current and future activities of the Company, including exploration activities on our lode claim. Exploration activities require permits from various federal, provincial and local governmental authorities and are subject to laws and regulations governing, among other things, prospecting, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and others which currently or in the future may have a substantial adverse impact on the Company. Exploration activities are also subject to substantial regulation under these laws by governmental agencies and may require that the Company to obtain permits from various governmental agencies.

Licensing and permitting requirements are subject to changes in laws and regulations in various operating circumstances. There can be no assurance that the Company will be able to obtain or maintain all necessary licenses and/or permits it may require for its activities or that such permits will be will be obtainable on reasonable terms or on a timely basis or that such laws and regulations will not have an adverse effect on any project which we might undertake.  If the Company is unable to obtain the necessary licenses or permits for our exploration activities, we might have to change or abandon our planned exploration for such non-permitted properties and/or to seek other joint venture arrangements. In such event, the Company might be forced to sell or abandon its property interests.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing exploration activities to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining activities may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Any change in or amendments to current laws, regulations and permits governing activities of mineral exploration companies, or more stringent implementation thereof, could require increases in exploration expenditures, or require delays in exploration or abandonment of new mineral properties. The cost of compliance with changes in governmental regulations has a potential to increase the Company’s expenses.

Because the Company is subject to compliance with environmental regulation, the cost of our exploration program may increase.

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain exploration and mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution.  A breach of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

The market price for precious metals is based on numerous factors outside of our control. There is a risk that the market price for precious metals will significantly decrease, which will make it difficult for us to fund further mineral exploration activities, and would decrease the probability that any significant mineralization that we locate can be economically extracted.

Numerous factors beyond our control may affect the marketability of minerals. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

Current management’s lack of experience in and/or with mining and, in particular, mineral exploration activity, means that it is difficult to assess, or make judgments about, our potential success.

Our officers and directors do not have any prior experience with and have never been employed in the mining industry.  Additionally, our officers and directors have no college or university degree, or other educational background, in mining or geology or in a field related to mining.   More specifically, our officers and directors lack technical training and experience with exploring for, starting, and/or operating a mine.  With no direct training or experience in these areas, our officer and director may not be fully aware of many of the specific requirements related to mineral exploration, let alone the overall mining industry as a whole.  For example, management and our directors’ decisions and choices may fail to take into account standard engineering and other managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our officers’ and directors’ future possible mistakes, lack of sophistication, judgment or experience in this particular industry.  As a result, if we do obtain the funding or other means to implement a bona fide mineral exploration program, such program will likely have to be implemented and carried out by joint venturers, partners or independent contractors who would have the requisite mineral exploration experience and know-how that we currently lack.

Since our officers and directors have the ability to be employed by or consult for other companies, their other activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment by other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slowdown in operations. It is expected that each of our officers and directors will devote between 5 and 10 hours per week to our operations on an ongoing basis, and when required will devote whole days and even multiple days at a stretch when property visits are required or when extensive analysis of information is needed. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the business activities of our directors.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering up to 40,000,000 shares of our common stock through this prospectus. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent 25.9% of the shares of common stock outstanding as of the date of this prospectus.

Since our executive officers and directors, are not residents of the United States, it may be difficult to enforce any liabilities against them.

Shareholders may have difficulty enforcing any claims against us because certain of our officers and directors reside outside the United States.  If a shareholder desired to sue our officers and directors, shareholders would have to serve a summons and complaint.  Even if personal service is accomplished and a judgment is entered against that person, the shareholder would then have to locate the assets of that person, and register the judgment in the foreign jurisdiction where the assets are located.

Lack of additional working capital may cause curtailment of any expansion plans while raising of capital through sale of equity securities would dilute existing shareholders’ percentage of ownership.

Our available capital resources will not be adequate to fund our working capital requirements based upon our present level of operations beyond December 31, 2012.  A shortage of capital would affect our ability to fund our working capital requirements.  If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We do not presently have a traditional credit facility with a financial institution.  This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our inability to successfully achieve sales could adversely affect our financial condition.

We may not be able to successfully achieve sales in order to cover our operating expenses and achieve sustainable profitability. Without such critical mass of sales, the Company could be forced to cease operations.

Our success is substantially dependent on general economic conditions and business trends, a downturn of which could adversely affect our operations.

The success of our operations depends to a significant extent upon a number of factors relating to business spending. These factors include economic conditions, activity in the financial markets, general business conditions, personnel cost, inflation, interest rates and taxation.  Our business is affected by the general condition and economic stability of our customers and their continued willingness to work with us in the future.  An overall decline in the demand for government services could cause a reduction in our sales and the Company could face a situation where it never achieves a critical mass of sales and thereby be forced to cease operations.

Changes in generally accepted accounting principles could have an adverse effect on our business financial condition, cash flows, revenue and results of operations.

We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance.  Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate.  Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with four full-time employees.  We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We do not have adequate insurance coverage.

At this time, we do not have adequate insurance coverage and therefore have the risk of loss or damages to our business and assets.  We may face liability upon the occurrence of any event which could result in any loss or damages being assessed against the Company.  Moreover, any insurance we may ultimately acquire may not be adequate to cover any loss or liability we may incur.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive federal, state and local laws and regulations relating to the financial markets. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition.  We may be required to make large and unanticipated capital expenditures to comply with governmental regulations.  Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements.  Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed.  Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics.   We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so.   It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.   Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

The imprecision of mineral deposit estimates may prove any resource calculations that we make to be unreliable.

Mineral deposit estimates and related databases are expressions of judgment based on knowledge, mining experience, and analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral deposit estimates are imprecise and depend upon statistical inferences, which may ultimately prove unreliable. Mineral deposit estimates included here, if any, have not been adjusted in consideration of these risks and, therefore, we cannot be sure that any mineral deposit estimate will ultimately be reclassified as reserves. If our exploration program locates a mineral deposit, such deposits may never be classified as reserves.

We are sensitive to fluctuations in the price of gold, silver and other metals which is beyond our control. The price of precious metals is volatile and price changes are beyond our control.

The price of gold and other precious metals can fluctuate.  The prices of gold and other precious metals have been and will continue to be affected by numerous factors beyond our control.  Factors that affect the price of gold and other precious metals include the demand from consumers for products that use such metals, economic conditions, over supply from secondary sources and costs of production.  Price volatility and downward price pressure, which can lead to lower prices, could have a material adverse effect on the costs or the viability of our projects.

Mineral exploration and prospecting is highly competitive and a speculative business and we may not be successful in seeking available opportunities.

The process of mineral exploration and prospecting is a highly competitive and speculative business. In seeking available opportunities, we will compete with a number of other companies, including established, multi-national companies that have more experience and resources than us.  We compete with other exploration companies looking for gold and copper deposits.  Because we may not have the financial and managerial resources to compete with other companies, we may not be successful in our efforts to acquire projects of value, which, ultimately, become productive.  However, while we compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims.

Compliance with environmental considerations and permitting could have a material adverse effect on the costs or the viability of our projects. The historical trend toward stricter environmental regulation may continue, and, as such, represents an unknown factor in our planning processes.

All mining is regulated by the government agencies at the federal level of government in the Republic of Suriname. Compliance with such regulation has a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs have been related to obtaining licenses and permits from government agencies before the commencement of mining activities. An environmental impact study that must be obtained on each property in order to obtain governmental approval to mine on the properties is also a part of the overall operating costs of a mining company.

The possibility of more stringent regulations exists in the areas of worker health and safety, the dispositions of wastes, the decommissioning and reclamation of mining and milling sites and other environmental matters, each of which could have an adverse material effect on the costs or the viability of a particular project. Compliance with environmental considerations and permitting could have a material adverse effect on the costs or the viability of our projects.

Mining and exploration activities are subject to extensive regulation by the Republic of Suriname.  Future changes in governments, regulations and policies, could adversely affect our results of operations for a particular period and our long-term business prospects.

Mining and exploration activities are subject to extensive regulation by the Republic of Suriname.  Such regulation relates to production, development, exploration, exports, taxes and royalties, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine and mill reclamation, mine and mill safety, toxic substances and other matters.  Compliance with such laws and regulations has increased the costs of exploring, drilling, developing, constructing and operating mines and other facilities.  Furthermore, future changes in governments, regulations and policies could adversely affect our results of operations in a particular period and our long-term business prospects.

The development of mines and related facilities is contingent upon governmental approvals, which are complex and time consuming to obtain and which, depending upon the location of the project, involve various governmental agencies. The duration and success of such approvals are subject to many variables outside our control.

The majority of our business is focused on providing services in a foreign country which could change its laws or policies such that we cannot conduct business in the Republic of Suriname, resulting in a nearly complete or complete loss of your investment.

Our operations are conducted in the Republic of Suriname, a developing country that has a history of political instability.  There is no guarantee that the Republic of Suriname will not change its laws or policies to reverse policy choices in the past, with the result that our business operations are terminated or expropriated.  Our business depends on contracts with the Republic of Suriname government and its agencies that are subject to interpretation in accordance with the laws, public policies and courts of the Republic of Suriname.   Any change in law or policy that adversely impacts our relations with the Republic of Suriname government, our permits, licenses and consents to conduct our business in the Republic of Suriname or the continuation of our contracts with the Republic of Suriname government agencies would have a material adverse effect on ability to conduct business.

Transportation difficulties and weather interruptions may affect and delay proposed mining operations and impact our proposed business.

Our mining properties are accessible by road. The climate in the area is hot and dry in the summer but is subject to heavy rain in the winter months, which could at times hamper accessibility depending on the winter season precipitation levels. As a result, our exploration and mining plans could be delayed for several months each year.

Supplies needed for exploration may not always be available.  If we are unable to secure exploration supplies we may have to delay our anticipated business operations.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials.  There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms.  Such delays could affect our anticipated business operations and increase our expenses.

 RISKS RELATING TO OUR COMMON STOCK

Though our common stock is quoted on the OTC Bulletin Board, there is no liquidity and no established public market for our common stock, which means that it will be difficult to sell your shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol “TAPP.”  There is, however, presently no public market in our shares. There can be no assurance that a market for our common stock will develop on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ.  Broker dealers may not be willing to make a market in our shares. In addition, the OTC Bulletin Board and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms. If trades in our common stock are not quoted on a quotation facility, it may be very difficult for an investor to find a buyer for their shares in our Company.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with two part-time employees.  We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies.  We have irrevocably elected not to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We incur costs associated with SEC reporting compliance, which may significantly affect our financial condition.

The Company is a “reporting issuer” under the Securities Exchange Act of 1934, as amended.  Therefore, we incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year.  On balance, the Company determined that the incurrence of such costs and expenses was preferable to the Company being in a position where it had very limited access to additional capital funding.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

After, and if ever, we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of the Sarbanes-Oxley Act.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of 200,000,000 shares of common stock.  As of October 25, 2012, the Company had 90,280,920 shares of common stock outstanding. Accordingly, we may issue up to an additional 109,719,080 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

There is no current established trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  While our shares of common stock are quoted on the OTC Bulletin Board, an established trading market does not exist, and purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Tap Resources from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders.

DETERMINATION OF THE OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of October 25, 2012, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 90,280,920 shares of our common stock issued and outstanding as of October 25, 2012. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock

		Total Number of
		Shares to be Offered for	Total Shares	Percentage of
	Shares Owned	the Security	Owned After the	Shares owned After
Name of	Before	Holder’s	Offering is	the Offering is
Selling Shareholder	the Offering	Account	Complete	Complete
Checkmate Ventures Inc. (1)	4,450,000	3,636,364	813,636	*
Rowett Capital AG (2)	3,875,000	3,636,364	238,636	*
Tarbert AG (3)	3,767,000	3,636,364	130,636	*
Kincardine Corp. (4)	3,850,000	3,636,364	213,636	*
Lochhouse SA (5)	3,950,000	3,636,364	313,636	*
Coral Capital Ltd. (6)	4,400,000	3,636,364	763,636	*
Caribe Management Ltd. (7)	4,200,000	3,636,364	563,636	*
Dolphin Management Ltd. (8)	3,650,000	3,636,363	13,637	*
Anthony Domenic Pizzacalla (9)	3,825,000	3,636,363	188,637	*
Pamela Mary Hutchinson (9)	4,033,000	3,636,363	396,637	*
Richard Alexander	50,000,000	3,636,363	46,363,637	51.3%
Total	90,000,000	40,000,000	50,000,000	55.3%
________
*less than 1%.
(1)  Voting or investment control held by Ian Dawson.
(2)  Voting or investment control held by Kenneth Ciopolo.
(3)  Voting or investment control held by Anthony Killarney.
(4)  Voting or investment control held by Genevieve Yolanda Perrill.
(5)  Voting or investment control held by Roger Knox.
(6)  Voting or investment control held by ____________.
(7)  Voting or investment control held by ____________.
(8)  Voting or investment control held by ____________.
(9)  Anthony Domenic Pizzacalla and Pamela Mary Hutchinson are husband and wife. Each of Anthony Domenic Pizzacalla and Pamela Mary Hutchinson disclaim beneficial ownership of the shares held by the other.

None of the selling shareholders has a relationship with us other than as a shareholder, has ever been one of our officers or directors, or is a broker-dealer registered under the Securities Exchange Act, as amended, or an affiliate of such a broker-dealer.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of the statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement to reflect any such material changes to this prospectus.

PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on the OTC Bulletin Board.  The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

PENNY STOCK RULES

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

REGULATION M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution  participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

 DESCRIPTION OF BUSINESS

ORGANIZATION WITHIN THE LAST FIVE YEARS

We are an exploration stage originally incorporated as River Exploration, Inc. on November 1, 2006, to engage in the business of natural resource exploration.  On June 3, 2009, the Company effected a 45-for-1 forward stock split.  On January 28, 2010, the Company changed its name from River Exploration, Inc. to Fresh Start Private Holdings, Inc.  On May 13, 2010, the Company effected a 250-for-1 reverse stock split. On July 31, 2012, the Company changes its name to Tap Resources, Inc.

At formation on November 1, 2006, the company planned to explore and potentially develop two mineral claims in the Pretty Girl Claim Group in the Golden Mining Division of British Columbia, Canada, under a mineral property option agreement with Andrew Aird, Tap Resources’s President and sole director, granting the mineral property option to the Company.   On June 30, 2009, the Company’s right to exercise its option to acquire the rights to two mineral claims in the Pretty Girl Claim Group expired.

On September 12, 2012, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with selling stockholders named in this prospectus, pursuant to which the Company offered and sold an aggregate of 90,000,000 shares of common stock to all the stockholders of Infinity Resources, Inc., a Nevada corporation (“Infinity”), on a pro rata basis based upon their respective beneficial ownership interest in Infinity Resources, as consideration for all of the issued and outstanding shares of common stock of Infinity held by all the stockholders of Infinity.

As a result of the consummtion of the Share Exchange Agreement (i) Infinity became a wholly-owned subsidiary of the Company, and the mineral exploration business of Infinity is now the primary business of the Company, and (ii) the stockholders of Infinity immediately prior to the consummation of the Share Exchange Agreement now hold approximately 99.6% of the shares of common stock of the Company.

The Company has never been involved in any bankruptcy, receivership or similar proceedings since its incorporation nor has it been involved in any reclassification, merger or consolidation. Since our formation on November 1, 2006, we have always been engaged in the business of natural resource exploration.

IN GENERAL

We are an exploration company organized to enter into the mining industry to explore for commercially viable mineral deposits.

We have not initiated our exploration program or realized any revenues to date. There is no assurance that a commercially viable mineral deposit, or reserve, exists on our claims or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Currently, we do not have sufficient funds to enable us to commence or complete our exploration program. We will require financing to commence and complete our exploration program, as described in the Sections entitled “Description of Business” and “Management’s Discussion and Analysis of our Financial Condition and the Results of our Operations.”

As of the date of this prospectus, we have spent no funds on research and exploration of the claims. Our intent is to initiate the exploration phase of our business plan based upon the success of this offering and a specific timetable.

Our business office is located at 112 North Curry Street, Carson City, Nevada, 89703 and our telephone number is (775) 321-8267 and our fax number is (775) 981-9191. Our United States and registered statutory office is located at 112 North Curry Street, Carson City, Nevada, 89703-4934, telephone number (775) 882-1013.

As of the date of this prospectus, we have raised $39,700 through the sale of its common stock. There is $511 of cash on hand in the corporate bank account.  The company currently has liabilities of $156,616, represented by expenses accrued during its start-up. In addition, the company anticipates incurring costs associated with this offering totaling approximately $11,208. As of the date of this prospectus, we have generated no revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of the company filed with this prospectus.

We have not earned any revenues to date.  Our independent auditor has issued an audit opinion which includes a statement raising substantial doubt as to our ability to continue as a going concern. The source of information contained in this discussion is our geology report prepared by Eriaan Wirosono, dated June 2011.

There is the likelihood of our mineral claim containing little or no economic mineralization or reserves of gold.  We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mineral claims, that we will discover commercially exploitable levels of mineral resources on our property, or, if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final determination can be made as to whether our mineral claims possess commercially exploitable mineral deposits. If our claim does not contain any reserves all funds that we spend on exploration will be lost.

ACQUISITION OF RIGHTS TO THE MAROWIJNE PROPERTY

On September 12, 2012, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with selling stockholders named in this prospectus, pursuant to which the Company offered and sold an aggregate of 90,000,000 shares of common stock to all the stockholders of Infinity Resources, Inc., a Nevada corporation (“Infinity”), on a pro rata basis based upon their respective beneficial ownership interest in Infinity Resources, as consideration for all of the issued and outstanding shares of common stock of Infinity held by all the stockholders of Infinity.

The Company obtained its rights in the Marowijne Property by way of its wholly-owned subsidiary, Infinity Resources Inc., a Nevada corporation (“Infinity”), which entered into a Mineral Right Partnership Agreement (the “Mineral Right Partnership Agreement”) dated May 30, 2012 by and between Infinity and Surmi Company N.V., a Surniame “naamloze vennootschap” or “public company” (“Surmi Company”), and Infinity.  Under the Mineral Right Partnership Agreement, Surmi Company granted to Infinity, the exclusive right and option (the “Property Option”) to acquire an undivided 100% of the right, title and interest in and to the mineral claim, titled GMD No. 484/10, underlying the Marowijne Property.   The holder of the mineral claim, titled GMD No. 484/10, underlying the Marowijne Property, has the right to explore for gold the subject of mineral claim GMD No. 484/10.

In order to have the right to exercise its Property Option, Infinity must incur exploration expenditures of (i) not less than $100,000 on or before December 31, 2012,  (ii) not less than not less than $125,000 on or before December 31, 2013, and (iii) not less than $125,000 on or before December 31, 2014.  Additionally, Infinity must pay to Surmi Company $25,000 per annum for so long as Surmi Company holds any interest in the mineral claim underlying the Marowijne Property.  If and when Infinity exercises its option, then Infinity must pay a royalty of 10% of net proceeds from mining activity to Surmi Company bi-annually and within 30 days after the end of the second and fourth quarters.

Mineral claim GMD No. 484/10, underlying the Marowijne Property is in good standing until October 14, 2013.  The claim is registered in the name of Surmi Company.

We engaged Dr. Dennis LaPoint, a registered professional geologist, to prepare a preliminary N.I. 43-101 to prepare a geological evaluation report on the Marowijne Property.   Dr. LaPointe is a registered Geologist in North Carolina, South Carolina and Tennessee, and he holds a B.Sc in geology from the University of Iowa, a Masters of Science degree from the University of Montana and a PhD in geology from the University of Colorado.

Dr. LaPoint has retained an advisor, Eriaan Wirosono, to oversee on-site exploration of the Marowijne Property.  Work completed by Mr. Wirosono to date includes preparing the geological report of a review of geological data from previous exploration within the region around the Marowijne Property. The acquisition of this data involved the research and investigation of historical files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims.

We received the geological evaluation report on the Marowijne Property entitled “Marowijne Property Review Report” prepared by Mr. Wirosono on September 11, 2012.  The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration.  The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.  The description of the Marowijne Property provided below is based on Mr. Wirosono’s report.

DESCRIPTION OF PROPERTY

The primary commodity being explored for on the Marowijne Property is gold. Exploration in the past consisted of geological mapping, prospecting, airborne and ground magnetic and electromagnetic surveys and some soil sampling.

The concession of the Marowijne Property, located in Suriname, consists of approximately 7,008 hectares located west and adjacent to the Marowijne River, in Surname, and north to the concession of Surgold-Newmont. From Paramaribo, access to the concessions is by truck or bus using the asphalt road all the way towards Moengo City. At this point, an all weathered laterite dirt road better known as the Patamacca road leads south wards all the way to Snesie Kondre. The entrance point however is located at one and a half hour from Moengoe at the Patamacca main road at around 47 kilometers distance.

Figure 1:  Marowijne Property claims.

Regional Geology

The Regional geologic map of Suriname (illustrated in figure 2) shows that the concession can mainly be divided into 2 major units, alternating Meta Graywacke with meta-volcanics locally intruded by Muscovite-Biotite Granitoid. DEM image map also indicates a regional belt of mountain range stiking at NNW-SSE throughout the eastern half of the concession area. However this area could not be investigated due to the absence of any road trails and limited time that was available. Regolith to the west in which a walktrail could be followed composed primarily of grayish to slightly reddish soil often overlayed by a layer of pisoliths or laterite nodules. However no outcrops was noticed and recorded during this project.

Figure 2:  Regional geology surrounding the Marowijne Property.

Figure 3: DEM in the surrounding area of the Marowijne Property

Figure 4: Total Magnetic Intensity map by Terraquest.

PROPERTY HISTORY

There is no documented prior exploration of the Maowijne Property.

PANSAMPLING AND GRAB SAMPLE RESULTS

We conducted a Pan Sampling program in the summer of 2012 which was conducted mainly within the active streams and drainages which was intercepted by a walk trail and has mainly been done along the magnetic break line extrapolated from the geophysical map done by Terra quest (see Figure 4).  No active as well as any indication of porknokking workings were observed within investigated area.  Sample locations were dug by hand by means of a shovel.  During the evaluation of pan samples, an average amount of 1/2 pale of gravel was collected to be analyzed.

GOLD PANNED CONCENTRATE SAMPLING PROCEDURES

Pan samples in the field at the Marowijne Property were prepared using the following procedure:

1) Collection of a minimum of ½ pale of gravel material to be panned.
2) A small drainage area of running water, 30-40cm depth iwas prepared Selecting a proper site to do panning.
3) Filling up Pan/Bate with the collected gravel without losing any samples
4) Breaking of lumps and washing out mud or clay in the pan under water.
5) Removal of pebbles of rocks and coarse gravel.
6) Allowing the gold and other heavy material to settle regularly by shaking the pan thoroughly from side to side.
7) Removal of excess sand and gravel from pan using circular motion.
8) Visually Examination of remaining heavy minerals and gold content at the end.
9) All recovered heavy minerals and gold particles should be placed into small ziplock bags with its sample number.
10) At each collection site, the sampler assigned a unique number to the sample, records the date, UTM location coordinates, sample type, weight or size, material sampled, size and flow direction of stream, maximum clast size in stream, the presence/absence of quartz vein material, and any other information pertinent to the sample

All information retrieved during pan sampling was recorded in the database illustrated below. From the database, thematic maps in mapinfo can be generated and evaluated.

In total 17 locations were evaluated by means of pan sampling during the recon project. The gold contents were visually inspected and counted and categorized as follow:

a. Nuggets

b. Flakes

c. Specks

d. Flour

From the first pan sampling work only one location indicated the presence of gold, located on the north western part of the concession adjacent to the border line. The rest were barren of which the concentrates were composed mostly of magnetite, staurolite and in lesser amount with quartz and zircon.

Additionally 7 grab, creek sediment samples were also collected while 1 grab sample of quartz float was obtained from the hill side. These samples have been sent to an assay lab located in Paramaribo, Suriname.

Figure 6: Compilation maps showing pan sample location

Blue dots in figure 6 illustrates locations where pan sampling were conducted

PRESENT PROPERTY CONDITION AND PERMITTING REQUIREMENTS

The Marowijne Property has no plant and equipment, infrastructure or other facilities, and there is currently minimum exploration of the Marowijne Property.   We have incurred $177,589 in operating costs.  We expect to incur $170,000 of exploration costs to complete Phases 1, 2 and 3 of our Plan of Operation, with Phase 3 being positive areas of the Marowijne Property being diamond drill tested.  There is no source of power on the Marowijne Property that can be utilized.  The Marowijne River runs adjacent to the Marowijne Property.

Other than the Company maintaining its good standing under the laws of the Republic of Suriname at a cost of approximately $50 per year, no permits, licenses or approvals are required for us to perform the exploration activities on the Marowijne Property.

CONDITIONS TO RETAIN TITLE TO THE CLAIM

The Marowijne Property claim for exploration is in good standing until October 12, 2013.  Republic of Suriname law does not require a yearly maintenance fee be paid to keep the exploration claim in good standing.  The Ministry of Natural Resources of the Republic of Suriname has the sole discretion to grant an extension to the term of the Marowijne Property claim for exploration upon application by the Company no less than 30 days before expiration of the claim on October 12, 2013.

To keep the claim, the holder of the claim must have commenced mining operations within three months of the grant of the claim, which operations occurred.  Second, the Head of the Geological Mining Service of the Ministry of Natural resources must have received a detailed work program with an ancillary schedule of the operations to be carried out, which work program was so received by the Head of the Geological Mining Service.  Third, every three months the holder of the claim must have submitted a written report to the Head of the Geological Mining Service regarding the data and results obtained during or by the operations, which written reports have so been submitted.  Fourth, the Head of the Geological Mining Service must have access to the claim site to verify activities of the holder of the claim, which access has so been provided.

The claim does not grant the right to commercially develop, remove, sell and otherwise control production of any mineralized material.  Conditions are to commercially develop and sell mineralized material, including gold from the Marowijne Property, are determined on a discretionary basis by the Ministry of Natural Resources of the Republic of Suriname.

COMPETITIVE CONDITIONS

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are a very early stage mineral exploration company and a very small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for resources such as professional geologists, camp staff, helicopters and mineral exploration supplies.

GOVERNMENT APPROVALS AND RECOMMENDATIONS

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Republic of Surinam generally.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

We currently have no costs to comply with environmental laws concerning our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended three phases described above. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

EMPLOYEES

We currently have no employees other than our directors. We intend to retain the services of geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our mineral claims and to assist with regulatory compliance and preparation of financial statements.

OUR EXECUTIVE OFFICES

Our executive offices are located at Freonstraat 29, Parimaribo, Republic of Suriname.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s mineral claim is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD

Our common stock is quoted on the OTC Bulletin Board under the symbol “TAPP.”

The following table sets forth, for the periods indicated, the high and low closing bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2012
1st Quarter	$-	$-
2nd Quarter	-	-
3rd Quarter	-	-
4th Quarter (through October 25, 2012)	-	-

Year Ended December 31, 2011
1st Quarter	$-	$-
2nd Quarter	-	-
3rd Quarter	-	-
4th Quarter	-	-
___________________
(1)	The above table sets forth the range of high and low closing bid prices per share of our common stock as reported on the OTCBB for the periods indicated.

Our transfer agent is Signature Stock Transfer, 2632 Coachlight Court, Plano, Texas 75093, telephone (972) 612-4120.

HOLDERS

As of October 25, 2012, the Company had 90,280,920 shares of our common stock issued and outstanding held by 43 holders of record.

The selling stockholders are offering hereby up to 40,000,000 shares of common stock at a price of $0.05 per share.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. See the Risk Factor entitled “Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.” on page 11.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

We have no equity compensation or stock option plans. We may in the future adopt a stock option plan as our mineral exploration activities progress.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

PLAN OF OPERATION

Our plan of operation for the twelve months following the date of this prospectus is to complete the third phase of the exploration program on our claim.  In addition to the $177,589 that has been spent on the first two phases of the exploration program as outlined below, we anticipate spending an additional $16,000 on general and administration expenses including fees payable in connection with the filing of our registration statement and complying with reporting obligations, and general administrative costs.  Total expenditures over the next 12 months are therefore expected to be approximately $49,569.  If we experience a shortage of funds prior to funding we may utilize funds from our directors, however they have no formal commitment, arrangement or legal obligation to advance or loan funds to the company. We are an "emerging growth company" within the meaning of the federal securities law.

In Phase 1 of our plan of operation, we hired a registered geologist and Began preliminary N.I. 43-101 exploration.  This work was performed primarily between January 2012 and August 2012, at a cost of approximately $104,128, and we plan to conduct some lesser amount of additional exploration through December 31, 2012 at no additional cost.

Phase 2 of our plan of operation was to retain Contract Terraquest Ltd, and hire local contractors for ground work.  This work was completed preformed between August 2012 and October 2012, at a cost of approximately $65,871.

BUDGET

Phase 3 of our plan of operation will be to diamond drill test on the Marowijne Property.  We expect this phase to cost approximately $500,000

The above program costs are management’s estimates based upon the recommendations of the professional geologist’s report and the actual project costs may exceed our estimates.  To date, we have not commenced exploration.

We will require additional funding to proceed with phase 3 work on the claim; we have no current plans on how to raise the additional funding. We cannot provide any assurance that we will be able to raise sufficient funds to proceed with any work after the first two phases of the exploration program.

ACCOUNTING AND AUDIT PLAN

We intend to continue to have our Chief Financial Officer prepare our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our independent auditor is expected to charge us approximately $1,500 to review our quarterly financial statements and approximately $5,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $11,000 pay for our accounting and audit requirements.

SEC FILING PLAN

We will be required to file annual and periodic reports subsequent to the effectiveness of this Form S-1.  This means that we will file documents with the United States Securities and Exchange Commission.

We expect to incur filing costs of approximately $1,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $5,000 for legal costs in connection with our three quarterly filings, annual filing, and costs associated with filing the registration statement to register our common stock.

RESULTS OF OPERATIONS FOR THE YEARS ENDED NOVEMBER 30, 2011 AND 2010, AND FOR THE THREE AND NINE MONTHS ENDED AUGUST 31, 2012

We have had no operating revenues since our inception on November 1, 2006, through August 31, 2012. Our activities have been financed from the proceeds of share subscriptions. From our inception to November 30, 2011 we have raised a total of $22,700 from private offerings of our common stock.

The years ended November 30, 2011 and 2010

Total expenses in the fiscal year ending November 30, 2011 were $18,399 resulting in an operating loss in the fiscal year of $18,399. The operating loss for the period is a result of professional fees in the amount of $16,957, office and general expenses in the amount of $1,442. Since inception we have incurred operating expenses of $149,587. As of November 30, 2011 the Director has advanced $36,238   to the Company. This amount is unsecured, non-interest bearing and without specific terms of repayment.  The Company has obtained a loan of $35,680   to maintain its operations. The loan agreement establishes no set date for repayment and bears 4% interest.

Total expenses in the fiscal year ending November 30, 2010 were $43,305 resulting in an operating loss in the fiscal year of $43,305. The operating loss for the period is a result of professional fees in the amount of $29,934, office and general expenses in the amount of $12,177 and foreign exchange loss of $825. Since inception we have incurred operating expenses of $149,587. As of November 30, 2010 the Director has advanced $36,238 to the Company and the Company has obtained a loan of $36,049 to maintain its operations. These amounts are unsecured, non-interest bearing and without specific terms of repayment. At November 30, 2010 the Company also had a loan including accrued interest of $12,469 from a third party for the purposes of funding its operations. The loan agreement establishes no set date for repayment and bears 4% interest.

The three and nine months ended August 31, 2012

The Company did not generate any revenue during the quarter ended August 31, 2012.

Total expenses in the three months ended August 31, 2012 were $5,311 as compared to total expenses for the quarter ended August 31, 2011 of $2,069 resulting in a net loss for the three months ended August 31, 2011 of $5,311 as compared to a net loss of $2,069 for the three months ended August 31, 2011. The net loss for the period is a result of professional fees in the amount of $4,250, office and general expense in the amount of $940 and interest expense of $121 as compared to a net loss of $2,069 resulting from professional fees in the amount of $1,948, office and general expense in the amount of nil and interest expense of $121 for the three months ended August 31, 2011.

Total expenses in the nine months ended August 31, 2012 were $28,365 as compared to total expenses for the nine ended August 31, 2011 of $11,624 resulting in a net loss for the nine months ended August 31, 2011 of $28,365 as compared to a net loss of $11,624 for the nine months ended August 31, 2011. The net loss for the period is a result of professional fees in the amount of $14,750, office and general expense in the amount of $13,252 and interest expense of $363 as compared to a net loss of $11,624 resulting from professional fees in the amount of $11,261, office and general expense in the amount of nil and interest expense of $363 for the nine months ended August 31, 2011.

As of August 31, 2012 the Director has advanced $48,092 to the Company and the Company has obtained loans of $35,680 to maintain its operations.

LIQUIDITY AND CAPITAL RESOURCES

At August 31, 2012, we had a cash balance of $511.  We believe that we have enough cash on hand to complete Phases 1 and 2 of our exploration program. If the results of the Phases 1 and 2 are particularly encouraging, we may wish to raise additional funds for a more in depth Phase 3. Additional funds will need to be raised to support work that may be undertaken subsequent to Phase 3.

If additional funds become required, the additional funding will likely come from equity financing from the sale of our common stock or sale of part of our interest in our mineral claims. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our Company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration activities. In the absence of such financing, our business will fail.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the Claims and our business will fail.

GOING CONCERN CONSIDERATION

We have not generated any revenues since inception. As of November 30, 2011, the Company had accumulated losses of $150,440. Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

OFF BALANCE SHEET ARRANGEMENTS.

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting and are presented in United States Dollars.

Basic Earnings (loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.

Basic net earnings (loss) per share amounts are computed by dividing the net earnings (loss) by the weighted average number of shares of common stock outstanding.  Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mineral Property Costs

The Company has been in the exploration stage since its formation on November 1, 2006 and has not yet realized any revenues from its planned operations. All exploration expenditures are expensed as incurred.  Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs. To determine if these costs are in excess of their recoverable amount periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (ASC) 360, Property, Plant and Equipment.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Canadian dollars. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities enominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of net income (loss).

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available. ” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study of the Company’s commitments to plan of action based on the then known facts.

Stock Based Compensation

The Company accounts for share based payments in accordance with ASC 718, Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, Measurement Objective – Fair Value at Grant Date, the Company estimates the fair value of the award using a valuation technique. For this purpose, the Company uses the Black-Scholes option pricing model. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders. Compensation cost is recognized over the requisite service period which is generally equal to the vesting period. Upon exercise, shares issued will be newly issued shares from authorized common stock.

Start-Up expenses

As a start-up company, the costs associated with start-up activities are expensed as incurred. Accordingly, start-up costs associated with the Company’s formation have been included in the Company’s general and administrative expenses for the period from November 6, 2006 (inception) through November 30, 2011.

Recent Accounting Pronouncements

The Company has evaluated the recent accounting pronouncements through June 2012 and believes that none of them will have a material effect on the company’s financial position, results of operations or cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Officers currently serving our Company is as follows:

Name(1)	Age	Positions and Offices

Andrew Aird	70	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director

Ron McIntyre	63	Secretary

(1)	Unless otherwise noted, the address of each person listed is c/o Tap Resources, Inc., Freonstraat 29, Parimaribo, Republic of Suriname

The directors named above will serve until the next annual meeting of the stockholders or until their respective resignation or removal from office. Thereafter, directors are anticipated to be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated.

Andrew Aird

Mr. Aird has served as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director since November 8, 2006.  Mr. Aird also served our as Secretary from November 8, 2006 until March 25, 2009.  Mr. Aird is a Chartered Accountant with a 30 year career in the printing industry, culminating as Director of Finance (International) of Canada's largest multinational business forms company.  In the last 5 years, he has been the VP Finance of a hi-tech company that developed and marketed electronic bingo equipment.  Mr. Aird is not a director of any other reporting company.

Ron McIntyre

Mr. McIntyre has served as our Secretary since March 25, 2009.  Mr. McIntyre has management experience with technology companies and start-ups in the United States and Canada. Included in his experience are three corporate mergers/acquisitions. On March 19, 1998, as President of Visionary Solutions (VSI:ASE), Mr. McIntyre signed merger documents for an Agresso (UNI:Oslo) takeover bid. In 1992, Mr. McIntyre also served on the Board of Directors of Richmond Software (The Maximizer) until the company’s merger with Modatech (NASDAQ). In 1989, he joined Consumers Software Inc. as Director of Sales & Marketing and was instrumental in increasing software sales by more than 500% until the company was acquired by Microsoft on April 8, 1991. Concurrently herewith, Mr. McIntyre also serves as the President, Secretary and Director of Kaleidoscope Venture Capital, Inc., a publicly-owned Nevada corporation.

During 13 years with A.B. Dick Co., Mr. McIntyre held positions as Branch Manager and Pacific Zone Manager, and then transferred to California to commence branch sales operations in Sacramento.

For 7 years, Mr. McIntyre worked for NBI, first to start up operations in Sacramento, Vancouver and Victoria, and then stepped up to Western Regional Manager. He joined Consumers Software Inc. in 1989 as Director of Sales & Marketing and was instrumental in increasing software sales by 500% prior to the purchase by Microsoft.

In addition, Mr. McIntyre was the owner/operator of VIPaging Services, Ltd., a licensed paging company in British Columbia. He was also President and CEO of Visionary Solutions. Visionary Solutions markets and delivers Agresso business software to growth-oriented companies in the mid-tiered markets (US $25 million - $1,000 million in annual sales). Agresso is world class business software with more than 20 modules that include core financial, logistics, purchasing, project costing billing, payroll and human resources. On March 19, 1998, merger documents were signed for an Agresso take-over bid.

Mr. McIntyre also served as Vice President, Sales & Marketing, Director of IT, and Vice President of Operations for Aimtronics Corporation. During his tenure, he had direct responsibility for increasing revenues to Cdn $57MM in 1999, $105MM in 2000, and $154MM for 2001, and managing 250,000 square feet of manufacturing operations in two countries with more than 1,100 employees.

DIRECTOR INDEPENDENCE

Our board of directors is currently composed of one member, who does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to its sole director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

Other than our officers and sole director, we currently have no other significant employees.

CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our sole director. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early exploration stage company and has only one director, and to date, such director has been performing the functions of such committees.  Thus, there is a potential conflict of interest in that our sole director has the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

There are no family relationships among our sole director and Ron McIntyre, one of our two officers who is also not a director.  We are not aware of any other conflicts of interest with any of our executive officers or sole director.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our Officers for all services rendered in all capacities to us for the fiscal periods indicated.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation($)	All Other Compensation($)	Total($)

Andrew Aird (1)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
_____
(1) Serves as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director.

 None of our directors have received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to our directors serving on our board of directors.

STOCK OPTION GRANTS

We have not granted any stock options to the executive officers since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for junior mineral exploration companies.

EMPLOYMENT AGREEMENTS

The Company is not a party to any employment agreement and has no compensation agreement with any of its officers and directors.

DIRECTOR COMPENSATION

The following table sets forth director compensation as of November 30, 2011:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

Andrew Aird (1)	0	0	0	0	0	0	0

(1) Serves as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of October 25, 2012, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 90,280,920 shares of our common stock issued and outstanding as of October 25, 2012. We do not have any outstanding warrant, options or other securities exercisable for or convertible into shares of our common stock.

		Number of
	Name and Address	SharesOwned	Percent of
Title of Class	of Beneficial Owner	Beneficially	Class Owned

Common Stock:	Mr. Andrew Aird; President, Chief Executive Officer, Chief Financial Officer, Treasurer and	180,000	*
	Director (1)

Common Stock:	Ron McIntyre, Secretary, Treasurer and	-0-	*
	Director (1)

All executive officers and directors as a group		180,000	*
___________
(1)	Unless otherwise noted, the address of each person or entity listed is c/o Tap Resources, Inc., Freonstraat 29, Parimaribo, Republic of Suriname.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 16, 2007, we offered and sold 180,000 (assuming a subsequent reverse stock split) shares of common stock to Andrew Aird, an officer and director of the Company, at a purchase price of $0.001 per share, for aggregate proceeds of $9,500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We do not file reports with the Securities and Exchange Commission, and we will not otherwise be subject to the proxy rules. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

De Joya Griffith & Company, LLC, is our registered independent auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

TAP RESOURCES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Fresh Start Private Holdings, Inc.

We have audited the accompanying balance sheet of Fresh Start Private Holdings, Inc. (An Exploration Stage Company) as of November 30, 2011 and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended and from inception (November 1, 2006) to November 30, 2011. Fresh Start Private Holdings, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial  statements of Fresh Start Private Holdings, Inc. for the  year  ended  November 30, 2010 and from inception (November 1, 2006) to November 30, 2010. Those statements were audited by other auditors and our opinion,  in so far as it relates to the amounts  included in the year ended  November 30, 2010 and from  inception  (November 1, 2006) to November 30, 2010, is based solely on the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fresh Start Private Holdings, Inc., (An Exploration Stage Company) as of November 30, 2011 and the results of its operation and its cash flow for the year then ended and from inception (November 1, 2006) to November 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Joya Griffith & Company, LLC
/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
March 9, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CHARTERED ACCOUNTANTS MacKay LLP	1100 – 1177 West Hastings Street Vancouver, BC V6E 4T5 Tel: (604) 687-4511 Fax: (604) 687-5805 Toll Free: 1-800-351-0426 www.mackay.ca

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Fresh Start Private Holdings, Inc.
(Formerly River Exploration, Inc.)
(an Exploration Stage Company)

We have audited the balance sheets of Fresh Start Private Holdings, Inc. (Formerly River Exploration, Inc.) (an Exploration Stage Company) as at November 30, 2010 and 2009 and the statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and the period from incorporation on November 1, 2006 to November 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2010 and 2009 and the results of its operations and its cash flows for the years then ended and the period from incorporation on November 1, 2006 to November 30, 2010 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to financial statements, the Company is in the exploration stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“MacKay LLP”
August 12, 2011	Chartered Accountants

FRESH START PRIVATE HOLDINGS, INC.
(Formerly River Exploration, Inc.)
(An Exploration Stage Company)

BALANCE SHEETS
(Audited)

	November 30, 2011	November 30, 2010

ASSETS

CURRENT ASSETS
Cash	$511	$1,399
Prepaid expenses	-	406

TOTAL CURRENT ASSETS	511	1,805

TOTAL ASSETS	$511	$1,805

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$56,333	$38,375
Loan to shareholder (Note 3)	36,238	36,238
Loans payable and accrued interest (Note 4)	35,680	36,049

TOTAL LIABILITIES	128,251	110,662

STOCKHOLDERS’ DEFICIT
Capital stock (Note 5) Authorized
200,000,000 shares of common stock, $0.001 par value, Issued and outstanding
280,920 shares of common stock (November 30, 2010 –280,920)	281	281
Additional paid-in capital	22,419	22,419
Deficit accumulated during the exploration stage	(150,440)	(131,557)

TOTAL STOCKHOLDERS’ DEFICIT	(127,740)	(108,857)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$511	$1,805

The accompanying notes are an integral part of these financial statements.

FRESH START PRIVATE HOLDINGS, INC.
(Formerly River Exploration, Inc.)
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Audited)

	Year ended November 30, 2011	Year ended November 30, 2010	From inception (November 1, 2006) to November 30, 2011

GENERAL & ADMINISTRATIVE EXPENSES

Office and general	$1,442	$12,177	$23,350
Foreign exchange gain/(loss)	-	825	(1,767)
Mining expenses	-	-	6,044
Professional fees	16,957	29,934	121,960

TOTAL GENERAL & ADMINISTRATIVE EXPENSES	18,399	42,936	149,587

NET OPERATING LOSS	(18,399)	(42,936)	(149,587)
OTHER EXPENSE

Interest expense	(484)	(369)	(853)

NET LOSS	(18,883)	(43,305)	(150,440)
LOSS PER COMMON SHARE BASIC	$(0.07)	$(0.15)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	280,920	280,920

The accompanying notes are an integral part of these financial statements.

FRESH START PRIVATE HOLDINGS, INC.
(Formerly River Exploration, Inc.)
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 2006) TO NOVEMBER 30, 2011

	Common Stock		Additional	Share	Deficit Accumulated During the
	Number of shares	Amount	Paid-in Capital	Subscription Receivable	Exploration Stage	Total

Shares issued for cash – at $0.0055 per share, November 1, 2006	1,710,000	$1,710	$7,790	$-	$-	$9,500

Share Subscription Receivable	-	-	-	(9,500)	-	(9,500)

Net loss for the period	-	-	-	-	(1,413)	(1,413)

Balance, November 30, 2006	1,710,000	1,710	7,790	(9,500)	(1,413)	(1,413)

Proceeds from Subscription Receivable	-	-	-	9,500	-	9,500
Shares issued for cash – at $0.1111 per share, October, 2007	79,200	79	8,721	-	-	8,800
– November, 2007	21,600	22	2,378	-	-	2,400
Net loss for the period	-	-	-	-	(24,090)	(24,090)

Balance, November 30, 2007	1,810,800	1,811	18,889	-	(25,503)	(4,803)

Net loss for the period	-	-	-	-	(32,324)	(32,324)

Balance, November 30, 2008	1,810,800	1,811	18,889	-	(57,827)	(37,127)

Common Stock redeemed at $0.0055 - per share on March 25, 2009	(1,530,000)	(1,530)	(6,970)	-	-	(8,500)
Shares issued for cash – At $87.50 per share – June, 2009	120	-	10,500	-	-	10,500

Net loss for the period	-	-	-	-	(30,425)	(30,425)

Balance, November 30, 2009	280,920	281	22,419	-	(88,252)	(65,552)

Net loss for the period	-	-	-	-	(43,305)	(43,305)

Balance, November 30, 2010	280,920	281	22,419		(131,557)	(108,857)

Net loss for the period	-	-	-	-	(18,883)	(18,883)

Balance, November 30, 2011	280,920	$281	$22,419	$-	$(150,440)	$(127,740)

The accompanying notes are an integral part of these financial statements.

FRESH START PRIVATE HOLDINGS, INC.
(Formerly River Exploration, Inc.)
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Audited)

	Year ended November 30, 2011	Year ended November 30, 2010	Inception (November 1, 2006) to November 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(18,883)	$(43,305)	$(150,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss/(gain)	-	825	-
Changes in operating assets and liabilities:
Interest on loan payable	484	369	853
Prepaid expenses	406	(406)	-
Accounts payable and accrued liabilities	17,105	13,351	55,481

NET CASH USED IN OPERATING ACTIVITIES	(888)	(29,166)	(94,106)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on sale of common stock	-	-	22,700
Proceeds from shareholder loans – related parties	-	17,776	36,237
Proceeds from loans/advances	-	12,100	35,680

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	29,876	94,617

NET INCREASE (DECREASE) IN CASH	(888)	710	511

CASH, BEGINNING	1,399	689	-

CASH, ENDING	$511	$1,399	$511

SUPPLEMENTAL CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES
Cash paid during the period for:
Interest	$-	$-	$-

Income taxes	$-	$-	$-

Redemption of common stock and loan from related party	$-	$-	$8,500

The accompanying notes are an integral part of these financial statements.

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Fresh Start Private Holdings, Inc. (the “Company”) was incorporated in the State of Nevada on November 1, 2006 and extra-provincially registered under the laws of the Province of British Columbia on January 11, 2007. The Company is in the initial exploration stage and was organized to engage in the business of natural resource exploration in the Province of British Columbia. The Company is an exploration stage enterprise, as defined in FASB ASC 915 “Development Stage Entities.”

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception of $150,440.  As at November 30, 2011, the Company has a working capital deficit of $127,740.  The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses.  The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations.  Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.  The Company intends to continue to fund its mineral exploration business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes. The Company's bank accounts are deposited in insured institutions.

Basic Income (Loss) Per Share

The Company computes loss per share in accordance with “ASC-260,” “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with FASB accounting standards for Accounting for Income Taxes and Accounting for Uncertainty in Income Taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances.  Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The estimated fair values of financial instruments were determined by management using available market information and appropriate valuation methodologies. The carrying amounts of financial instruments including cash approximate their fair value because of their short maturities.

Stock-based Compensation

The Company accounts for stock-based compensation issued to employees based on FASB accounting standard for Share Based Payment. It requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). It requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of the FASB accounting standard includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

As at November 30, 2011 the Company had no stock-based compensation plans nor had it granted any stock options.  Accordingly no stock-based compensation has been recorded to date.

Recent pronouncements

The Company has evaluated the recent accounting pronouncements and believes that none of them will have a material effect on the company’s financial statements.

NOTE 3 – DUE TO RELATED PARTY

The Company has received $36,238 (November 30, 2010 - $36,238) as a loan from a shareholder of the Company. The loan is unsecured, payable on demand and bears no interest.

NOTE 4 – LOANS PAYABLE

As of November 30, 2011, the Company received a loan of $23,580 (CDN $25,000) (November 30, 2010 - $23,580) from a third party for the purposes of funding its operations.  The loan has no set date for repayment, is non-interest bearing, unsecured and is payable on demand.

On January 15, 2010, the Company received a loan of $12,100 plus accrued interest of $853 from a third party for the purpose of funding its operations.  The loan has no set date for repayment, bears interest of 4% per annum, is unsecured and is payable on demand.

NOTE 5 – CAPITAL STOCK

On November 16, 2006, the Company issued 1,710,000 common shares at $0.0055 per share to the sole director and President of the Company for cash proceeds of $9,500.

During October and November 2007, the Company issued 100,800 common shares to various investors at $0.111111 per share for cash proceeds of $11,200.

As of March 25, 2009, the sole Director redeemed 1,530,000 shares of the common stock in the Company for consideration of $8,500 which was paid originally.

On March 25, 2009, the Company changed its capitalization from 75,000,000 to 200,000,000 common shares with a par value of $0.001 per share.  No preferred shares have been authorized or issued.

On March 25, 2009, the directors of the Company approved a special resolution to undertake a forward split of the common stock of the Company on a 45 new shares for 1 old share.

All share amounts have been restated to reflect the 45 to1 forward split in March 2009.

On June 5, 2009, the Company issued 120 common shares at $87.50 per share for gross proceeds of $10,500.

All share amounts have been restated to reflect the 250 to 1 reverse split in April 2010.

NOTE 6 – INCOME TAXES

For the years ended November 30, 2011 and 2010, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At November 30, 2011 and 2010, the Company had approximately $150,440 and $131,557 of federal and state net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2026. The provision for income taxes consisted of the following components for the years ended November 30:

Components of net deferred tax assets, including a valuation allowance, are as follows at November 30:

	November 30
	2011	2010
Deferred tax assets:
Net operating loss carry forwards	$52,654	$46,045
Valuation allowance	(52,654)	(46,045)
Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of November 30, 2011 and 2010 was $52,654 and $46,045, respectively.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of November 30, 2011 and 2010, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at November 30:

	2011 & 2010
Federal statutory tax rate	(35.0	) %
Permanent difference and other	35.0%

The Company has not filed income tax returns since inception.

TAP RESOURCES, INC
(F.K.A  Fresh Start Private Holdings, Inc.)
 (An Exploration Stage Company)

BALANCE SHEETS
(Unaudited)

	August 31, 2012	November 30, 2011

ASSETS

CURRENT ASSETS
Cash	$511	$511

TOTAL CURRENT ASSETS	511	511

TOTAL ASSETS	$511	$511

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$72,844	$56,333
Loan to shareholder (Note 3)	48,092	36,238
Loans payable (Note 4)	35,680	35,680

TOTAL LIABILITIES	156,616	128,251

STOCKHOLDERS’ DEFICIT
Capital stock (Note 5)
Authorized
200,000,000 shares of common stock, $0.001 par value,
Issued and outstanding
280,920 shares of common stock (November 30, 2011 –280,920)	281	281
Additional paid-in capital	22,419	22,419
Deficit accumulated during the exploration stage	(178,805)	(150,440)

TOTAL STOCKHOLDERS’ DEFICIT	(156,105)	(127,740)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$511	$511

The accompanying notes are an integral part of these financial statements.

TAP RESOURCES, INC
(F.K.A  Fresh Start Private Holdings, Inc.)
 (An Exploration Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,		November 1, 2006 (inception) to August 31,
	2012	2011	2012	2011	2012

GENERAL AND ADMINISTRATIVE EXPENSES
Office and general	$940	$-	$13,252	$-	$36,602
Foreign exchange gain (loss)	-	-	-	-	(1,767)
Mining expenses	-	-	-	-	6,044
Professional fees	4,250	1,948	14,750	11,261	136,710

NET OPERATING LOSS	(5,190)	(1,948)	(28,002)	(11,261)	(177,589)

OTHER EXPENSE
Interest expense	(121)	(121)	(363)	(363)	(1,216)

TOTAL OTHER EXPENSE	(121)	(121)	(363)	(363)	(1,216)

NET LOSS	$(5,311)	$(2,069)	$(28,365)	$(11,624)	$(178,805)

BASIC LOSS PER COMMON SHARE	$(0.02)	$(0.01)	$(0.10)	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -BASIC	280,920	280,920	280,920	280,920

The accompanying notes are an integral part of these financial statements.

TAP RESOURCES, INC
(F.K.A  Fresh Start Private Holdings, Inc.)
 (An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 2006) TO AUGUST 31, 2012
(Unaudited)

	Common Stock		Additional	Share	Deficit Accumulated During the
	Number of shares	Amount	Paid-in Capital	Subscription Receivable	Exploration Stage	Total

Shares issued for cash – at $0.0055 per share, November 1, 2006	1,710,000	$1,710	$7,790	$-	$-	$9,500
Share Subscription Receivable	-	-	-	(9,500)	-	(9,500)

Net loss for the period	-	-	-	-	(1,413)	(1,413)

Balance, November 30, 2006	1,710,000	1,710	7,790	(9,500)	(1,413)	(1,413)

Proceeds from Subscription Receivable	-	-	-	9,500	-	9,500
Shares issued for cash – at $0.1111 per share, October, 2007	79,200	79 22	8,721	-	-	8,800
– November, 2007	21,600		2,378	-	-	2,400
Net loss for the period	-	-	-	-	(24,090)	(24,090)

Balance, November 30, 2007	1,810,800	1,811	18,889	-	(25,503)	(4,803)
Net loss for the period	-	-	-	-	(32,324)	(32,324)

Balance, November 30, 2008	1,810,800	1,811	18,889	-	(57,827)	(37,127)

Common Stock redeemed at $0.0055 – per share on March 25, 2009	(1,530,000)	(1,530)	(6,970)	-	-	(8,500)
Shares issued for cash – At $87.50 per share – June, 2009	120	-	10,500	-	-	10,500

Net loss for the period	-	-	-	-	(30,425)	(30,425)

Balance, November 30, 2009	280,920	281	22,419	-	(88,252)	(65,552)
Net loss for the period	-	-	-	-	(43,305)	(43,305)
Balance, November 30, 2010	280,920	281	22,419		(131,557)	(108,857)
Net loss for the period	-	-	-	-	(18,883)	(18,883)

Balance, November 30, 2011	280,920	281	22,419		(150,440)	(127,740)
Net loss for the period	-	-	-	-	(28,365)	(28,365)

Balance, August 31, 2012	280,920	$281	$22,419	$-	$(178,805)	$(156,105)

The accompanying notes are an integral part of these financial statements.

TAP RESOURCES, INC
(F. K. A  Fresh Start Private Holdings, Inc.)
 (An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months period ended August 31, 2012	Nine months period end August 31, 2011	Inception (November 1, 2006) to August 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(28,365)	$(11,624)	$(178,805)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Interest on loan payable	363	363	1,216
Prepaid expenses	-	406	-
Accounts payable and accrued liabilities	16,148	9,967	71,628

NET CASH USED IN OPERATING ACTIVITIES	(11,854)	(888)	(105,961)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on sale of common stock	-	-	22,700
Proceeds from shareholder loans – related parties	11,854	-	48,092
Proceeds from loans/advances	-	-	35,680

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,854	-	106,472

NET INCREASE (DECREASE) IN CASH	-	(888)	511

CASH, BEGINNING	511	1,399	-

CASH, ENDING	$511	$511	$511

SUPPLEMENTAL CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES
Cash paid during the period for:
Interest	$-	$-	$-

Income taxes	$-	$-	$-

Redemption of common stock and loan from related party	$-	$-	$8,500

The accompanying notes are an integral part of these financial statements.

TAP RESOURCES, INC
(F.K.A Fresh Start Private Holdings, Inc.)
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2012
(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Fresh Start Private Holdings, Inc. (the “Company”) was incorporated in the State of Nevada on November 1, 2006 and extra-provincially registered under the laws of the Province of British Columbia on January 11, 2007. The Company is in the initial exploration stage and was organized to engage in the business of natural resource exploration in the Province of British Columbia. The Company is an exploration stage enterprise, as defined in FASB ASC 915 “Development Stage Entities.”

On July 31, 2012 the Company’s name was changed to TAP RESOURCES, INC.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception of $178,805.  As at August 31, 2012, the Company has a working capital deficit of $156,105.  The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses.  The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations.  Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.  The Company intends to continue to fund its mineral exploration business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Unaudited Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for financial information and with the instructions to Form 10-Q.  They do not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements.  However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements for the year ended November 30, 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-K. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine months ended August 31, 2012 are not necessarily indicative of the results that may be expected for the year ending November 30, 2012.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes. The Company's bank accounts are deposited in insured institutions.

Basic Income (Loss) Per Share

The Company computes loss per share in accordance with “ASC-260,” “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with FASB accounting standards for Accounting for Income Taxes and Accounting for Uncertainty in Income Taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances.  Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The estimated fair values of financial instruments were determined by management using available market information and appropriate valuation methodologies. The carrying amounts of financial instruments including cash approximate their fair value because of their short maturities.

Stock-based Compensation

The Company accounts for stock-based compensation issued to employees based on FASB accounting standard for Share Based Payment. It requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). It requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of the FASB accounting standard includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

As at August 31, 2012 the Company had no stock-based compensation plans nor had it granted any stock options.  Accordingly no stock-based compensation has been recorded to date.

Recent pronouncements

The Company has evaluated the recent accounting pronouncements and believes that none of them will have a material effect on the company’s financial statements.

NOTE 3 – DUE TO RELATED PARTY

The Company has received $48,092 (November 30, 2011 - $36,238) as a loan from a shareholder of the Company. The loan is unsecured, payable on demand and bears no interest.

NOTE 4 – LOANS PAYABLE

As of February 29, 2012, the Company received a loan of $23,580 (CDN $25,000) (November 30, 2011 - $23,580) from a third party for the purposes of funding its operations.  The loan has no set date for repayment, is non-interest bearing, unsecured and is payable on demand.

On January 15, 2010, the Company received a loan of $12,100 plus accrued interest of $1,216 from a third party for the purpose of funding its operations.  The loan has no set date for repayment, bears interest of 4% per annum, is unsecured and is payable on demand.

NOTE 5 – CAPITAL STOCK

On November 16, 2006, the Company issued 1,710,000 common shares at $0.0055 per share to the sole director and President of the Company for cash proceeds of $9,500.

During October and November 2007, the Company issued 100,800 common shares to various investors at $0.111111 per share for cash proceeds of $11,200.

As of March 25, 2009, the sole Director redeemed 1,530,000 shares of the common stock in the Company for consideration of $8,500 which was paid originally.

On March 25, 2009, the Company changed its capitalization from 75,000,000 to 200,000,000 common shares with a par value of $0.001 per share.  No preferred shares have been authorized or issued.

On March 25, 2009, the directors of the Company approved a special resolution to undertake a forward split of the common stock of the Company on a 45 new shares for 1 old share.

All share amounts have been restated to reflect the 45 to1 forward split in March 2009.

On June 5, 2009, the Company issued 120 common shares at $87.50 per share for gross proceeds of $10,500.

All share amounts have been restated to reflect the 250 to 1 reverse split in April 2010.

As of August 31, 2012 and November 30, 2011 there are a total of 280,920 shares issued and outstanding.

NOTE 6 – SUBSEQUENT EVENTS

On September 12, 2012, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with selling stockholders named in this prospectus, pursuant to which the Company offered and sold an aggregate of 90,000,000 shares of common stock to all the stockholders of Infinity Resources, Inc., a Nevada corporation (“Infinity”), on a pro rata basis based upon their respective beneficial ownership interest in Infinity Resources, as consideration for all of the issued and outstanding shares of common stock of Infinity held by all the stockholders of Infinity.

As a result of the consummation of the Share Exchange Agreement (i) Infinity became a wholly-owned subsidiary of the Company, and the mineral exploration business of Infinity is now the primary business of the Company, and (ii) the stockholders of Infinity immediately prior to the consummation of the Share Exchange Agreement now hold approximately 99.6% of the shares of common stock of the Company.

PROSPECTUS

TAP RESOURCES, INC.

40,000,000 SHARES OF
COMMON STOCK
TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until __________, 2012 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ______________, 2012

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling stockholders.
Amount
Item	(US$)
SEC Registration Fee	$20.31
Transfer Agent Fees	1,000.00
Legal Fees	5,000.00
Accounting Fees	5,000.00
Printing Costs	500.00
Miscellaneous	1,000.00
TOTAL	$12,520.31

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers.  Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

Within the past two years we have issued and sold the following securities without registration.

On September 12, 2012, we offered and sold and aggregate of 90,000,000 shares of common stock to each of 11 purchasers, at a purchase price of $0.001 per share, for aggregate proceeds of $5,000.   The offer and sale was made under the terms and conditions of that certain Share Exchange Agreement (the “Share Exchange Agreement”) with the 11 selling stockholders named in this prospectus The offering was made to non-U.S. persons, offshore of the U.S., with no directed selling efforts in the U.S., where offering restrictions were implemented in a transaction pursuant to the exclusion from registration provided by Rule 903(b)(3) of Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit	Description

2.1	Share Exchange Agreement dated September 12, 2012, by and between the Company and all the stockholders of Infinity Resources, Inc.
3.1.1	Articles of Incorporation of Registrant (1)
3.1.2	Certificate of Change effecting 45-for-1 forward stock split
3.1.3	Certificate of Amendment increasing authorized shares of common stock to 200,000,000
3.1.4	Certificate of Amendment changing name to Fresh Start Private Holdings, Inc.
3.1.5	Certificate of Change effecting 250-for-1 reverse stock split
3.1.6	Certificate of Amendment changing name to Tap Resources, Inc.
3.2.1	Bylaws of the Registrant (1)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
10.1	Mineral Rights Partnership Agreement dated May 30, 2012, by and between Infinity Resources Inc. (formerly named “Bravo Resources Inc.”) and Surmi Company N.V.
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
23.2	Consent of De Joya Griffith & Company, LLC,
23.3	Consent of MacKay LLP*
23.4	Consent of Dennis LaPoint*

101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document
______
*To be flied by amendment.
(1)    Incorporated by reference to the Registrant’s Form S-1 (File No. 333-145979), filed with the Commission on September 21, 2011.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, on November 21, 2012.

TAP RESOURCES, INC. (Registrant)

By:	/s/ Andrew Aird
Andrew Aird,
President and Chief Executive Officer
(and principal financial officer and principal accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Aird, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Tap Resources, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Andrew Aird
Andrew Aird	President and Director (Principal Executive Officer)	November 21, 2012

EXHIBIT INDEX

Exhibit	Description

2.1	Share Exchange Agreement dated September 12, 2012, by and between the Company and all the stockholders of Infinity Resources, Inc.
3.1.1	Articles of Incorporation of Registrant (1)
3.1.2	Certificate of Change effecting 45-for-1 forward stock split
3.1.3	Certificate of Amendment increasing authorized shares of common stock to 200,000,000
3.1.4	Certificate of Amendment changing name to Fresh Start Private Holdings, Inc.
3.1.5	Certificate of Change effecting 250-for-1 reverse stock split
3.1.6	Certificate of Amendment changing name to Tap Resources, Inc.
3.2.1	Bylaws of the Registrant (1)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
10.1	Mineral Rights Partnership Agreement dated May 30, 2012, by and between Infinity Resources Inc. (formerly named “Bravo Resources Inc.”) and Surmi Company N.V.
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
23.2	Consent of De Joya Griffith & Company, LLC,
23.3	Consent of MacKay LLP*
23.4	Consent of Dennis LaPoint*

101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document
______
*To be flied by amendment.
(1)    Incorporated by reference to the Registrant’s Form S-1 (File No. 333-145979), filed with the Commission on September 21, 2011.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.